Letter to the SEC Regarding the Issuer's Independent Public Accountants, Arthur Andersen LLP

To the Securities and Exchange Commission:

Arthur Andersen LLP has audited the consolidated financial statements of Southern California Edison Company and its subsidiaries as of December 31, 2001, and for the year then ended, and has issued a report thereon dated March
25, 2002.

Southern California Edison Company has received representations from Arthur Andersen LLP, in a letter dated March 25,
2002, that their audit was subject to their quality control system for the United States accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit and availability of national office consultation.  Availability of personnel at foreign affiliates of Arthur Andersen
LLP is not relevant to this audit.

SOUTHERN CALIFORNIA EDISON COMPANY

By:

Kenneth S. Stewart
----------------------------
Kenneth S. Stewart
Assistant General Counsel

Date: March 28, 2002